Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Hemispherx Biopharma, Inc.
Philadelphia, Pennsylvania

We consent to the incorporation by reference in Registration Statements (No.s 333-160499, 333-57134, 118903 and 333-155528) on Form S-8 and Registration Statements (No.s 333-136187, 333-117178, 333-119017, 333-108645, 333-111135, 333-113796, 333-130008, 333-159856 and 333-151696) on Form S-3 of Hemispherx Biopharma, Inc. and Subsidiaries of our report dated March 19, 2015 relating to our audit of the consolidated financial statements which appears in this Annual Report on Form 10-K of Hemispherx Biopharma, Inc. for the year ended December 31, 2014.

/s/ McGladrey LLP
McGladrey LLP

Blue Bell, Pennsylvania
March 19, 2015